Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE is made and entered into as of September 23, 2004 by and between INGLEWOOD BUSINESS PARK III, LLC and INGLEWOOD BUSINESS PARK IV, LLC, Maryland limited liability companies (collectively, “Landlord”), by MTM BUILDER/DEVELOPER, INC., Landlord’s Agent, and INPHONIC, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Rouse Commercial Properties, Inc., as Landlord, and Tenant entered into a Lease dated February 26, 2001 (the “Lease”), for Premises containing approximately 34,929 square feet of Rental Area, in the building known as Inglewood Tech Center I (the “Original Premises”); and

B. Effective December 30, 2001, Rouse Commercial Properties, LLC became the survivor corporation by merger with Rouse Commercial Properties, Inc. and Rouse Office Management, LLC became the survivor corporation by merger with Rouse Office Management, Inc.; and

C. On June 3, 2002 Rouse Commercial Properties, LLC and Tenant first amended this Lease to increase the size of the Original Premises to include the Additional Premises in a building know as Inglewood Tech Center II and to modify other certain particulars of the Lease; and

D. On May 30, 2003 Rouse Commercial Properties, LLC sold and conveyed Inglewood Tech Center I and II and assigned Tenant’s Lease to Landlord; and

E. Landlord and Tenant desire to amend the Lease to provide for the installation of certain electrical equipment as hereinafter set forth.

NOW THEREFORE, in consideration of the sum of One Dollar ($1.00), paid by Landlord and Tenant, each to the other, and the mutual covenants and conditions hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Definitions. Unless otherwise set forth in this Second Amendment to Lease, all capitalized terms shall have the same meaning as set forth in the Lease.

2. Tenant may install two electrical transfer switches and two electrical generator sub-panels, one at its 9301 Peppercorn Place premises and one at its 1601 McCormick Drive premises. All installation of said equipment shall be undertaken in a workmanlike manner and Tenant shall keep the Property and adjacent areas clean and free of trash, debris, and dirt resulting from such installation. Tenant shall: (a) deposit with Landlord all policies or certificates of insurance required by the provisions of Section 16 of the Lease; and (b) have in its possession, at its sole cost, the permits and licenses necessary for the said equipment installation. Tenant shall conduct its work to install said equipment in the Original Premises and Additional Premises in accordance with the Construction Regulations and shall proceed diligently to complete the Tenant Improvements. Tenant will install said equipment in such a manner as to not unreasonably interrupt the Property’s normal operations. Tenant will repair any and all damage that it causes to the Property, to as good or better condition than existed immediately prior to the time of the damage. The operation of said equipment shall not unreasonably interfere with the quiet enjoyment of the tenants and occupants of the Property or other telecommunications or electrical systems presently in use.

3. Landlord and its agents are not liable for any damage or theft of said equipment and Tenant shall hold Landlord harmless from any claim or damage arising from the installation or operation of said equipment.

4. Tenant is solely responsible for any increase in Landlord’s insurance premiums attributable to said equipment and shall promptly pay all increases in Insurance as Additional Rent.

5. Tenant is solely responsible for any and all final containment and environment issues. Tenant reaffirms its duties pursuant to Section 12 of the Lease to comply with all federal, state, and local laws, codes, ordinances, administrative and court orders and directives, rules and regulations.

6. Tenant at its sole cost and expense will remove all exterior equipment at or prior to the termination of the Lease by providing advance written notice to Landlord and coordinating the removal in a manner reasonably satisfactory to Landlord, provided that, Tenant shall repair any and all damage done to the Property during the removal.

7. All interior equipment will remain and become part of the Premises upon the termination of the Lease.

8. Landlord shall have the right, but not the obligation, to have an agent inspect the sub-panels, transfer switches, and electrical generating equipment prior to the contractor being released from its installation contract.

9. Full Force and Effect. All other terms, covenants and conditions of the Lease shall remain the same and continue in full force and effect and shall be deemed unchanged, except as such terms, covenants and conditions of the Lease have been amended or modified by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	LANDLORD:

INGLEWOOD BUSINESS PARK III, LLC and INGLEWOOD BUSINESS PARK IV, LLC

	By:	MTM Builder/Developer, Inc.
Agent

/s/ [illegible]		By:	/s/ Dean F. Morehouse
Dean F. Morehouse
President

ATTEST:	TENANT:

INPHONIC, INC.

/s/ Walter W. Leach III	By:	/s/ Richard D. Calder, Jr.
Secretary of the Corporation		President and Chief Operating Officer

Third Amendment to Lease

THIS THIRD AMENDMENT TO LEASE is made and entered into as of the 19th day of July, 2005 by and between INGLEWOOD BUSINESS PARK III, LLC, and INGLEWOOD BUSINESS PARK IV, LLC Maryland limited liability companies (collectively, Landlord) by MTM BUILDER DEVELOPER INC., Landlord’s Agent and INPHONIC INC., a Delaware corporation, (“Tenant”).

RECITALS:

A. Rouse Commercial Properties Inc., as Landlord, and Tenant entered into a lease dated February 26, 2001 (the “Lease”) for Premises containing approximately 34,929 square feet of Rental Area in the building known as Inglewood Tech Center I (the Original Premises); and

B. Effective December 30, 2001, Rouse Commercial Properties, LLC became the survivor corporation by merger with Rouse Commercial Properties Inc. and Rouse Office Management, LLC became the survivor corporation by merger with Rouse Office Management Inc; and

C. On June 3, 2002 Rouse Commercial Properties, LLC and Tenant first amended this Lease to increase the size of the Original Premises to include the “Additional Premises” consisting of 12,420 square feet of rental area in a building known as Inglewood Tech Center II and to modify other particulars of the lease; and

D. On May 30, 2003 Rouse Commercial Properties, LLC sold and conveyed Inglewood Tech Center I and II and assigned Tenant’s Lease to Landlord; and

E. On September 23, 2004 Landlord and Tenant executed the Second Amendment establishing the terms to allow the Tenant to install two electrical transfer switches and two electrical generator sub panels, one each in the Original Premises and in the Additional Premises; and

F. Landlord and Tenant desire to amend the terms and conditions to Lease.

NOW, THEREFORE in consideration of the sum of ONE DOLLAR ($1.00) paid by Landlord and Tenant, each to the other, and the mutual covenants and conditions hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Definitions. Unless otherwise set fourth in this Third Amendment to the Lease, all capitalized terms shall have the same meaning as set forth in the Lease.

2. Expansion of Premises. Effective upon execution of this Third Amendment to Lease (“Effective Date”) the Original Premises shall be expanded by the addition of an area containing 16,738 square feet of Rental area (the “Expansion Premises”) on the first floor of the building previously known as Inglewood Tech I (Inglewood 3, 9301 Peppercorn Place) as identified as Schedule A-3 attached hereto. Landlord acknowledges Tenant intends to perform renovations to the Original Premises and the Expansion Premises commencing on the Effective Date through September 1, 2005 (“Construction Period”). Landlord consents to Tenant occupying the Expansion Premises during the Construction Period but should Tenant’s improvements be substantially complete with Tenant in full occupancy of both the Original Premises and Expansion Premises prior to September 1, 2005, Tenant shall pay Three Hundred and Eighty Two dollars ($382.00) to Landlord for each day prior to September 1, 2005 that Tenant is in full occupancy of the Original Premises and Expansion Premises.

3. Tenant Improvements. Landlord hereby grants to Tenant the right to make interior improvements to the Original Premises and the Expansion Premises. Tenant shall: (a) obtain Landlord’s written approval of comprehensive plans and specifications for such work within 5 business days of Tenant’s submission to Landlord (“Construction Documents”) (which approval shall not be unreasonably withheld); (b) obtain Landlord’s approval of Tenant’s general contractor within 5 business days of Tenant’s submission to Landlord (which approval shall not be unreasonably withheld); (c) deposit with Landlord all policies or certificates of insurance required by this Amendment and Section 16 of this Lease; and (d) have in its possession the permits and licenses necessary for the Tenant Improvements. Tenant shall proceed diligently to complete the Tenant Improvements, but regardless of status of completion will be responsible for the commencement of rent payment for the Expansion Premises upon September 1, 2005. Tenant will be permitted to occupy the Expansion Premises at any time following the Effective Date, but subject to Section 3, if applicable. At the time Landlord approves the Construction Documents, Landlord will notify tenant in writing of the Tenant Improvements that will need to be removed at the expiration or termination of the Lease in the Original Premises and Expansion Premises. Landlord hereby approves the plans attached as Section A-4 hereto without the requirement for Tenant to remove any of the improvements at the expiration or termination of the Lease (subject to Landlords final review of Construction Documents). Notwithstanding approval of the Construction Documents by Landlord, Tenant shall not be entitled to rely upon such approval as assurance that the Construction Documents comply with all applicable codes, rules, regulations and guidelines of all appropriate governmental agencies.

Tenant agrees to accept the Expansion Premises in its “as is” condition as the date of delivery of the Expansion Premises by Landlord to Tenant and further acknowledges that Landlord is not obligated to provide any improvements whatsoever to the Original Premises, Additional Premises and Expansion Premises.

Tenant’s occupancy of the Expansion Premises for the purpose of making the Tenant Improvements shall be deemed to constitute acceptance of the Expansion Premises and acknowledgement by Tenant that Landlord has fully complied with its obligations hereunder.

Tenant shall require any construction contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, a non-deductible (a) commercial general liability insurance policy, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, and with respect to personal injury and death and property damage, Four Million Dollars ($4,000,000) aggregate (occurrence form) and Two Million Dollars ($2,000,000) aggregate completed operations; (b) automobile liability insurance in the amount of One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage; (c) worker’s compensation insurance or similar insurance in form and amounts as required by law; and (d) any other insurance reasonably required of Tenant by Landlord or any Mortgagee.

Such policy shall be maintained with companies licensed to do business in the State where the Premises are located and in form reasonably acceptable to Landlord and will be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Such policies shall be provided on an occurrence form basis unless otherwise approved by Landlord and shall include Landlord and its managing agent as additional insured. Such policies shall also contain a waiver of subrogation provision and a provision stating that such policy or policies shall not be canceled, nonrenewed, reduced in coverage or materially altered except after thirty (30) day’s written notice, said notice to be given in the manner required by the Lease to Landlord, Attention: Risk Management Department. Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the commencement of the Tenant Improvements.

If Tenant shall fail to obtain this required insurance, Landlord may, but shall not be obligated to, obtain such insurance, and in such event, Tenant shall pay, as Additional Rent, the premium for such insurance upon demand by Landlord.

4. Tenant Improvement Allowance. Landlord agrees to reimburse Tenant for documented costs incurred by Tenant in making the Tenant Improvements to the Original Premises and Expansion Premises in an amount not to exceed Ninety Three Thousand Dollars ($93,000.00) (“Tenant Improvement Allowance”). Payment shall be made within 30 days after Tenant delivers to Landlord the following: (a) copies of invoices and receipts for work done and all sums paid for Tenant Improvements and (b) mechanics’ lien waivers executed by all of Tenant’s contractors, subcontractors and materialmen performing work in or supplying materials to the Premises on Tenant’s behalf for the Tenant Improvements. Up to Eighteen Thousand Dollars ($18,000.00) of the Tenant Improvements Allowance may be used to pay Tenants next installment of Basic Rent (and/or to pay the agreed upon interest on Landlord’s cost of money for the accelerated replacement of HVAC units # 1, #2 and #4), until exhausted. Should Tenant’s improvement costs not equal or exceed $75,000.00, Tenant shall forfeit to Landlord any of the Tenant Improvement Allowance under $75,000.00 not utilized. Provided that Landlord is not in charge of constructing the Tenant Improvements, Landlord agrees not to charge a construction management or other supervision/approval fee.

5. Rent for Premises. (A) The rent payable for the Original Premises and Additional Premises as detailed in Section 4 (C) and (B) of the First Amendment shall remain in effect from the Effective Date through September 30, 2009. Effective as of September 1, 2005 through the end of the Lease Term, in addition to the rent payable for the Original Premises as detailed in Section 4. (C) of the First Amendment, and Expansion Premises as detailed in Section 5. (B) below, the Annual Basic Rent payable by Tenant to Landlord for the Additional Premises will remain the same and continue as outlined in the rent schedule in Section 4. (B) of the First Amendment. However, on the day the Additional Premises (1601 McCormick Drive) is vacated by Tenant (as of September 1, 2005 or a later date) and a satisfactory walkthrough of the Premises is conducted by Landlord and Tenant, the Lease with respect to the Additional Premises shall be terminated and shall be of no further force and effect except as herein provided. Landlord agrees that Tenant shall have no obligation to remove or restore any improvements to the Additional Premises and the only restoration that may be required to be performed is for any damage caused by Tenant during occupancy (other than usual wear) or when vacating the Additional Premises. Additional Premises shall be left by Tenant in clean and broom swept condition. Tenant shall pay to Landlord all Rent and other sums due and owing Landlord under the Lease through the Termination Date. Landlord shall not waive any claim that Landlord may have against Tenant, including, but not limited to, claims for (a) indemnification or contribution as a result of any claim asserted against Landlord by any third-party relating to Tenant’s use and occupancy of the Additional Premises which may have arisen prior to the Termination Date, (b) for the payment of rent, including end of the year adjustments, which accrued prior to the Termination Date, (c) holdover damages, in accordance with the Lease, in the event Tenant fails to vacate in accordance with the terms hereof, (d) repair costs due to any damages to suite (other than usual wear) as determined by a walkthrough with the Landlord’s representative at the end of the term, and (e) costs and expenses of Landlord, including attorney’s fees, incurred in enforcing the terms of this Lease Termination Agreement. In the event the Additional Premises is not vacated by Tenant, the rent payments will continue to be paid by Tenant to Landlord as outlined in the First Amendment.

(B) Effective as of September 1, 2005, in addition to the Annual Basic Rent payable by the Tenant to the Landlord for the Original Premises and the Annual Basic Rent payable by the Tenant to the Landlord for the Additional Premises, both established in the First Amendment, the additional Annual Basic Rent payable by the Tenant to Landlord for the Expansion Premises shall be as follows:

Period	PSF Basic Rent	Annual Basic Rent	Monthly Installment Basic Rent
9/1/05 - 9/30/05	$8.49, NNN	$142,105.62	$11,842.14
10/1/05 – 9/30/06	$8.74, NNN	$146,290.12	$12,190.84
10/1/06 – 9/30/07	$9.00, NNN	$150,642.00	$12,553.50
10/1/07 – 9/30/08	$9.27, NNN	$155,161.26	$12,930.11
10/1/08 – 9/30/09	$9.55, NNN	$159,847.90	$13,320.66

6. Parking. In addition to 100% of the parking provided at Inglewood 3, Landlord will provide Tenant up to 50 additional spaces at 9200 Basil Court (Inglewood 1) for its employees by permit. Landlord has the right to withdraw the Basil Court parking due to any abuses by Tenant’s employees provided any such abuses are not immediately remedied by Tenant and to change the location of this parking to other properties within Inglewood Business Park.

7. Security Deposit. None.

8. Broker. Landlord agrees, following full execution of the Third Amendment to Lease, a commission is due to The Staubach Company, N.E. Inc. equal to three percent (3%) of the Basic Rent due on 4,318 square feet, payable September 1, 2005. Landlord and Tenant acknowledge, represent and warrant each to the other that, except as listed above, no broker or real estate agent brought about or was involved in the making of this Lease and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease. Each of the parties hereto agrees to indemnify and hold harmless the other against any claim by any broker, agent or finder based upon the execution of this Lease and predicated upon a breach of the above representation and warranty.

9. HVAC. With respect to the Original Premises Landlord agrees to replace three HVAC units, a 3.5 ton (unit #1), a 7.5 ton (unit #4) and a 2.5 ton (unit #2) as soon as commercially reasonable but no later than 45 days after execution of the Third Amendment. In addition Landlord will replace one 7.5 ton (unit #3) HVAC unit in the first 6 months of 2008 and two (2) more HVAC units, a 7.5 ton (unit #10) and a 4.0 ton (unit #11) in the first 6 months of 2009. Tenant agrees to reimburse Landlord for Landlord’s cost of money to accelerate the HVAC replacement for units #1, #2 & #4. This money cost is to be computed by taking the cost of the replacement and applying either “0.5833 percent” interest per month or “one twelfth the product of prime plus 1.0 percent” interest per month, whichever of these two rates is higher, for the period between the date of replacement to July 1st of the year of the originally scheduled replacement (Unit #1- 2006, Units #2 and #4-2007). Additionally as soon as commercially reasonable but no later than 45 days after execution of the Third Amendment Landlord agrees to replace a 7.5 ton (unit # 8) HVAC unit serving the Expansion Premises, with no interest factor. Tenant shall have the right to replace the scheduled 2008 and 2009 HVAC units prior to Landlord’s replacement schedule, at Tenant’s cost. In the event Tenant incurs this expense for accelerating the replacement schedule, Landlord agrees to reimburse Tenant for its expense, with no interest factor, at the time Landlord would have incurred the cost per Landlord’s replacement schedule (i.e. if Tenant replaces the 3 HVAC units (#3, #10 & #11) scheduled by Landlord for replacement in 2008 and 2009, Landlord shall reimburse Tenant for the cost of one 7.5 ton HVAC unit on July 1, 2008 and two units (a 7.5 ton HVAC unit and a 4.0 ton HVAC unit) on July 1, 2009.

10. Full Force and Effect. All other terms, covenants and conditions of the Lease shall remain the same and continue in full force and effect and shall be deemed unchanged, except as such terms, covenants and conditions of the Lease have been amended or modified by this agreement. Renewal Rights granted for the Original Premises shall also apply to the Expansion Premises.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year above written.

ATTEST	LANDLORD:
INGLEWOOD BUSINESS PARK III, LLC.
INGLEWOOD BUSINESS PARK IV, LLC.

/s/ [illegible]	By:	MTM Builder/Developer, Inc.,
Assistant Secretary		Landlord’s Agent

	By:	/s/ Dean F. Morehouse
Dean F. Morehouse, President

TENANT:
INPHONIC INC.
WITNESS:
/s/ Jon Smucker	By:	/s/ Aaron N. Daniels
Jon Smucker		Aaron N. Daniels
SVP, Corporate Treasurer

SCHEDULE A-3

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SCHEDULE A-4

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